Exhibit 23.4

Dentons Hong Kong LLP 3201 Jardine House 1 Connaught Place Central, Hong Kong dentons.com

Julong Holding Limited Room 2009, Building A, Times Fortune World No.1 Hangfeng Road, Fengtai District Beijing, China 100070	Our ref Your ref Date	10003355-0001 March 28, 2025

Dear Sirs

Re: Julong Holding Limited (the “Company”)

We refer to the registration statement on Form F-1 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission.

We consent to the references to our name on the cover page of and under the headings “Prospectus Summary”, “Risk Factors” and “Legal Matters” in the Registration Statement. We also consent to the filing of this consent letter as an exhibit to the Registration Statement.

In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Dentons Hong Kong LLP
Dentons Hong Kong LLP

Dentons is a global legal practice providing client services worldwide through its member firms and affiliates. Dentons Hong Kong LLP is regulated by the Law Society of Hong Kong. Please see dentons.com for Legal Notices.

Partners Keith M Brandt* Stephen Chan Jeffrey H Chen^ Nicholas YK Chua*^^ Norman CK Hui* Richard Keady* Man Chiu Lee^ Gordon Ng* Robert C Rhoda* Vivien FW Teu* Alfred MT Wu* Charles Yim**

Senior Consultants Allan CY Leung* Linda L Ngan~*** Phillip T Nunn** BBS, JP

Senior Foreign Legal Consultant David A Blumenfeld+

* Admitted to practise in England and Wales + Admitted to practise in California, USA ^ Admitted to practise in New York, USA

^^ Admitted to practise in New South Wales, Australia ** Admitted to practise in Alabama, USA

~ Notary Public *** China-Appointed Attesting Officer